CITICORP
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                             YEAR ENDED DECEMBER 31,                               Nine Months
                                                                                                  September 30,
EXCLUDING INTEREST ON DEPOSITS:           1999       1998       1997       1996       1995       2000       1999
                                         ------     ------     ------     ------     ------     ------     ------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)             3,925      4,162      4,042      3,911      4,574      3,245      3,034
     INTEREST FACTOR IN RENT EXPENSE        205        190        169        159        150        165        157
                                         ------     ------     ------     ------     ------     ------     ------

        TOTAL FIXED CHARGES               4,130      4,352      4,211      4,070      4,724      3,410      3,191
                                         ------     ------     ------     ------     ------     ------     ------

INCOME:
     INCOME BEFORE TAXES                  8,293      4,916      6,109      6,377      5,929      8,838      6,193
     FIXED CHARGES                        4,130      4,352      4,211      4,070      4,724      3,410      3,191
                                         ------     ------     ------     ------     ------     ------     ------

        TOTAL INCOME                     12,423      9,268     10,320     10,447     10,653     12,248      9,384
                                         ======     ======     ======     ======     ======     ======     ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS        3.01       2.13       2.45       2.57       2.26       3.59       2.94
                                         ======     ======     ======     ======     ======     ======     ======

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                    14,700     15,671     13,655     12,885     13,476     12,854     11,155
     INTEREST FACTOR IN RENT EXPENSE        205        190        169        159        150        165        157
                                         ------     ------     ------     ------     ------     ------     ------

        TOTAL FIXED CHARGES              14,905     15,861     13,824     13,044     13,626     13,019     11,312
                                         ------     ------     ------     ------     ------     ------     ------

INCOME:
     INCOME BEFORE TAXES                  8,293      4,916      6,109      6,377      5,929      8,838      6,193
     FIXED CHARGES                       14,905     15,861     13,824     13,044     13,626     13,019     11,312
                                         ------     ------     ------     ------     ------     ------     ------

        TOTAL INCOME                     23,198     20,777     19,933     19,421     19,555     21,857     17,505
                                         ======     ======     ======     ======     ======     ======     ======

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS        1.56       1.31       1.44       1.49       1.44       1.68       1.55
                                         ======     ======     ======     ======     ======     ======     ======

On August 4, 1999, CitiFinancial Credit Company ("CCC"), an indirect wholly owned subsidiary of Citigroup Inc., became a subsidiary of Citicorp Banking Corporation, a wholly owned subsidiary of Citicorp. Citicorp has issued a guarantee of all outstanding long-term debt and commercial paper of CCC.